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                                                                    Exhibit 99.2

                              SUBLEASE AGREEMENT

     This Sublease Agreement (the "Sublease Agreement"), dated as of August 1, 2001, is by and between CASS COMMUNICATIONS, INC. (the "Tenant") and CASS RECRUITMENT MEDIA, INC. (the "Sublessee").

     WHEREAS, Tenant and Prentiss Properties Acquisition Partners, L.P. (as assigned from 1800 Sherman Associates) (the "Landlord") are parties to that certain Standard Form Office Lease, dated as of July 31, 1993 (the "Lease"), as amended, whereby Tenant rents certain space from Landlord in Suite 300 in the building commonly known as 1800 Sherman Avenue, Evanston, Illinois (the "Building");

     WHEREAS, Tenant and Landlord are parties to that certain Second Amendment to Lease (the "Second Amendment"), dated as of September 31, 1998, whereby the Premises (as defined in the Lease) was expanded to include 4,048 rentable square feet on the Fourth Floor of the Building known as Suite 404 (the "Expansion Space"); and

     WHEREAS, Tenant desires to sublease the Expansion Space to Sublessee, and Sublessee desires to sublease the Expansion Space from Tenant.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1. Effective as of August 1, 2001, and for the Lease Term (as defined in the Lease) Sublessee shall sublease from Tenant, and Tenant shall sublease to Sublessee, the Expansion Space, pursuant to the terms and conditions set forth herein and in the Second Amendment.

2. Except as otherwise specifically set forth herein, the Lease, as amended, is hereby incorporated herein in its entirety as if fully set forth herein.

3. Sublessee shall pay to Tenant, in a timely manner pursuant to the terms of the Second Amendment, the Rental Payments. For purposes of this Sublease, the Rental Payments shall be:

-------------------------------------------------------------------------------------------------
             Period                     Annual Base Rental              Monthly Base Rental
-------------------------------------------------------------------------------------------------
Date hereof - July 31, 2001                  $103,224.00                      $8,602.00
-------------------------------------------------------------------------------------------------
August 1, 2001 - July 31, 2002               $105,248.00                      $8,770.67
-------------------------------------------------------------------------------------------------
August 1, 2002 - July 31, 2003               $107,272.00                      $8,939.33
--------------------------------------------------------------------------------------- ----------

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In the event Tenant receives a rent abatement or set-off for any reason whatsoever from Landlord, and such rent abatement or set-off is directly related to the Expansion Space, Tenant shall apply such rent abatement or set-off to the amounts owed to it by Sublessee.

3. The parties acknowledge that prior to the execution of this Sublease Agreement, Sublessee acted as a division of Tenant and, in such capacity, occupied the Expansion Space. Sublessee therefore acknowledges that it has had sufficient access and time to inspect the Expansion Space and agrees to accept the same "as-is" without any agreements, representations, understandings or obligations on the part of Landlord or Tenant to perform any alterations, repairs or improvements.

4. Sublessee shall be solely responsible for all payments or other obligations owed to Landlord pursuant to the Lease, as amended, as such payments or other obligations are related to the Expansion Space.

5. Notwithstanding anything to the contrary contained in this Sublease, it is understood and agreed that any and all construction, work, maintenance, utilities, cleaning, repairs, replacements, facilities and services (collectively, the "Services") to be made and/or furnished to the Expansion Space by or on behalf of Landlord pursuant to any provisions of the Lease, as amended, will be furnished by or on behalf of Landlord directly to Sublessee and not by Tenant to Sublessee. Tenant shall not be liable to Sublessee, nor shall Sublessee's obligations hereunder be impaired or the performance thereof be excused, because of any failure or delay on the Landlord's part in furnishing such Services, except in the event if such failure or delay is due in whole or in part to Tenant's breach of the Lease, as amended, or some other act or omission by Tenant which causes such failure or delay.

6. Sublessee shall maintain and keep the Expansion Space in good working order.

7. Sublessee agrees that the Tenant and Landlord may terminate the Lease prior to its set expiration date or, alternatively, may extend the expiration date.
In no event, however, shall Tenant be required to consult Sublessee on its decisions related to the leased properties at the Building, nor shall it be required to extend the lease of the Expansion Space. In the event Tenant and Landlord terminate the lease of the Expansion Space, Sublessee shall have the right to negotiate with Landlord regarding rental of the Expansion Space.

8. Tenant agrees not to extend the term of the Lease as it relates to the Expansion Space without the prior written consent of Sublessee, which consent may be withheld for any or no reason.

9. This Sublease Agreement may not be assigned by either party, in whole or in part, without the prior written consent (i) in the case of an assignment by Tenant, of Sublessee, and (ii) in the case of an assignment by Sublessee, of Tenant and Landlord, provided however that a sale of substantially all of the assets or capital stock by Sublessee shall not be deemed an assignment.

10. This Sublease Agreement may not be terminated prior to the expiration of the Lease.

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11.  This Sublease shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

12. This Sublease supersedes all prior agreements and understandings of, and constitutes the entire agreement between, the parties hereto with respect to the subject matter hereof and cannot be modified or amended except in a writing expressly referring hereto signed by the party to be bound thereby.

13. The failure of either party hereto to enforce any provision of this Sublease or the Lease, as amended, or to restrict its performance hereunder to its obligations stated herein shall not be construed as a waiver or modification of any provision hereof nor shall it constitute a forfeiture by that party of any rights to future enforcement of, or performance in accordance with any provisions of this Sublease or the Lease, as amended.

14. So long as Sublessee shall timely make the payments required of it hereunder, Tenant agrees to make all payments required to be made under the Lease, as amended. Each party hereto agrees to refrain from doing or causing to be done, or suffering or permitting to be done, any thing or act which could constitute a default under the Lease, as amended, or the rights granted under the Lease, as amended, to be canceled or terminated, forfeited or surrendered. Each party agrees that it will indemnify the other against any direct loss, liability, and expense (including, without limitation, reasonable attorney's fees and costs) arising out of any default under the Lease, as amended, caused by the indemnifying party.

15. Within three (3) days after receipt by Tenant, Tenant shall deliver to Sublessee any notices of default, statements, bills and/or invoices Tenant receives from Landlord under the Lease, as amended, to the extent Sublessee is responsible thereof.

16. Whenever the consent or approval of Landlord is obtained by Sublessee (as may be required under the Lease) such consent shall also be deemed to be the consent or approval of Tenant, provided that the Tenant does not incur any increased liability or decreased rights as a result thereof. Sublessee agrees to send to Tenant copies of all requests by Sublessee for Landlord's consent or approval and copies of any consent or approvals received from Landlord.



[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Sublease Agreement to be executed on its behalf as of the day and year first above written.

                                            CASS COMMUNICATIONS, INC.

                                            By: /s/ Matthew C. Diamond
                                               ------------------------
                                            Name:   Matthew C. Diamond
                                            Its: CEO


                                            CASS RECRUITMENT MEDIA, INC.

                                            By: /s/ Alan M. Weisman
                                               ----------------------
                                            Name:   Alan M. Weisman
                                            Its:  President

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